EXHIBIT 23.2



            CONSENT OF HILL, BARTH & KING LLC, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Certain Experts Retained by Citizens Bancshares" in the Registration Statement on Form SB-2 and related Prospectus of Citizens Bancshares of South Florida, Inc. for the registration of 1,500,000 shares of its common stock and to the incorporation therein of our report dated January 25, 2001 relating to the financial statements of Citizens Bancshares of South Florida, Inc. (formerly known as Citizens Bancshares of Southwest Florida, Inc.) as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from June 15, 1998 (date of inception) to December 31, 1998.







                                        /s/HILL, BARTH & KING, LLC
                                           Certified Public Accountants



Naples, Florida
December 26, 2001